Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Steven F. Cooper	James H. Weber
Vice President	Senior Vice President,
Marketing Officer	Marketing and Investor
Tel: (440) 989-3007	Relations Officer
Fax: (440) 989-3011	Tel: (440) 989-3005

LNB BANCORP, INC., REPORTS 2004 THIRD QUARTER AND NINE-MONTH EARNINGS

LORAIN, OHIO-OCTOBER 19, 2004-LNB BANCORP, INC. (NASDAQ: LNBB), today announced financial results for the third quarter and nine months ended September 30, 2004.

Net Income for the nine months ended September 30, 2004 was $6,310,000, a decrease of 8.1% or $560,000, from $6,870,000, in the comparable period of 2003. This is due to a modest increase in noninterest expenses as well as decreases in net interest income and noninterest income. Offsetting a portion of these changes was a decline of $776,000 in the provision for loan losses for the nine months ended of 2004.

Basic and diluted earnings per share were $.95 during the first nine months of 2004 as compared to $1.04 during the first nine months of 2003. For the three month period ended September 30, 2004 earnings declined from $2,355,000 or $.36 per share in 2003 to $2,074,000 or $.31 in 2004. This represents a 13.9% decline in quarterly basic and diluted earnings per share.

The Company also reports that total assets increased to a record $770.8 million at September 30, 2004, up 4.0% from the beginning of the year. Net loans grew to $558.7 million at September 30, 2004 as compared to $526.6 at year-end, an increase of 6.1%. The $32.1 million increase occurred in commercial loans, home equity lines of credit and purchased consumer loans.

On September 2, 2004 the company announced the completion of the acquisition of Mortgage One Services, Inc., an Ohio corporation headquartered in Lorain. This transaction closed on August 31, 2004 and the new entity has been incorporated as LNB Mortgage LLC. It will conduct business under the trademark name Mortgage One Banc. LNB Mortgage LLC will operate as a wholly owned subsidiary of Lorain National Bank. This transaction has been accounted for as a purchase of assets and assumption of certain liabilities of Mortgage One Services, Inc.

The quality of the Company’s loan portfolio is beginning to improve, with nonperforming assets and the level of the Company’s classified loans beginning to decline. Net charge-offs for the three months and nine months ended September 30, 2004 were $1,037,000 and $1,728,000 respectively. These compare to $454,000 and $1,136,000 for the same periods in 2003. While charge-offs have been higher in 2004 than in 2003, these represent charge-offs that the Company had previously identified in its analysis of probable future charge-offs, and reflects initiatives to reduce nonperforming assets and classified loans. “Our reserves remain adequate to absorb probable loan losses,” according to James F. Kidd, president and chief executive officer.

Additionally, the Company reported record deposit balances of $602.3 million at September 30, 2004, an increase of $21.0 million from the beginning of this year. The 3.6% deposit increase is attributable to growth in the noninterest bearing deposits as well as brokered certificates of deposit.

“These balance sheet trends are very positive, and we expect they will continue for the rest of this year and into 2005,” Kidd added.

Earnings, and more specifically net interest income, for the quarter and the nine months continue to be affected by low interest rates that have negatively impacted the yields on loans and securities. Net interest income was $7,172,000 and $20,923,000 for the three and nine month periods ended September 30, 2004, respectively. This represents .58 % and 3.35% decreases from the same periods in 2003. The net interest margin was 4.00 % for the nine months ended September 30, 2004, a decline from 4.28 % during the same period last year. The net interest margin was 4.04 % for the three months ended September 30, 2004, a decline from 4.12 % from the same period last year. It is encouraging to note however that the net interest margin for the three month period ended September 30, 2004, was an increase from 3.94 % reported for the three month period ended June 30, 2004. Recent actions by the Federal Reserve Bank regarding interest rates began to have a positive impact on the Company’s net interest income in the third quarter. The impact of these actions, and the prospect for further interest rate increases, will benefit the Company during the remainder of 2004, and into next year.

Noninterest income declined $531,000 or 15.1% and $636,000 or 7.0% for the quarter and the first nine months of 2004 respectively, as compared to the same period of 2003. However, the higher 2003 non-interest income is attributable to a one time gain of $820,000 from the sale of the Visa credit card portfolio. Excluding the one time gain from 2003, noninterest income for the nine months ended 2004 increased by 2.2%. This is due to a gain on sale of a branch office in Avon Lake, of $285,000 in the third quarter of 2004. Without these gains of $820,000 and $285,000 in 2003 and 2004 respectively, non interest income for the nine months ended September 30, 2004, decreased by only 1.2%.

Service charges on deposit accounts and electronic banking fees were down slightly from 2003 levels through the third quarter of 2004 and the first nine months of 2004, however service charges on deposit accounts began to improve in September. Increases in Trust and Brokerage fees were $53,000 or 1.1% and $271,000 or 20.2% for the quarter and nine months ended 2004 respectively, compared to the same period in 2003. This is a positive trend which is expected to continue for the rest of 2004.

Total noninterest expenses increased 5.8% or $374,000 and 2.2% or $407,000 for the third quarter and nine months of 2004, respectively, as compared to 2003, due to increases in marketing and advertising expense of 29.6% or $173,000. The increase in marketing expenses relates to initiatives that resulted in loan growth of 6.1% and deposit growth of 3.6% for this year. Reductions in professional services of 21.7% helped offset the increased marketing and advertising expense. These reductions were primarily legal expenses related to lower loan and collection activity and the resolution in the second quarter of the SEC late day trading matter.

There was a reduction in the securities portfolio from $152.1 million at December 31, 2003 to $143 million at September 30, 2004. The Company’s security portfolio is primarily used for liquidity purposes. With loans growing about twice as fast as deposits, this portfolio is providing funding for some of the loan activity. This reduction in securities balances was primarily the result of the sale of $4.7 million of municipal bonds which not only provided funding for loan growth but also reduced the Company’s exposure to non-rated municipal bonds. Also, during the quarter all remaining held to maturity securities were transferred to the available for sale category. This transfer brings the securities portfolio more in line with its primary purpose of providing liquidity.

Dividends declared per share in 2004 were $.54, an increase of 5.9% from $.51 reported for 2003. Total shareholders’ equity for the year increased by $2.5 million to $70.6 million. This increase was the result of net income of $6.3 million, less dividends paid of $3.58 million, plus the issuance of shares from treasury for employee benefit plans and the exercise of stock options.

ABOUT LNB BANCORP, INC.

LNB Bancorp, Inc., is a $770.8 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc., and a 49-percent-owned subsidiary, Charleston Title Agency, LLC. LNB Bancorp’s primary subsidiary, The Lorain National Bank, provides a full spectrum of financial services, including full-service community banking, specializing in commercial, personal banking services, and investment and trust services. LNB Mortgage LLC, a wholly subsidiary of Lorain National Bank provides an array of mortgage financing products, while North Coast Community Development Corporation, also a wholly owned subsidiary of Lorain National Bank, provides qualified community businesses with debt financing. Charleston Insurance Agency, Inc., offers life, long-term-care insurance and fixed-annuity products. Charleston Title Agency, LLC, offers traditional title services.

Lorain National Bank serves customers through 20 retail-banking centers and 23 ATMs in Lorain, eastern Erie and western Cuyahoga counties. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, please visit http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc., conducts its operations.

-Financial Highlights Follow-

LNB Bancorp, Inc.
Financial Highlights
(dollars in thousands except per share data)
(unaudited)

For the Three Months Ended September 30, 2004	2004	2003	Change(%)
Net interest income	$7,172	$7,214	(.58)%
Noninterest income	2,976	3,507	(15.14)
Total revenue	10,148	10,721	(5.34)
Provision for loan losses	399	991	(59.74)
Noninterest expense	6,764	6,390	5.85
Pretax income	2,985	3,340	(10.63)
Taxes	911	985	(7.51)
Net income	$2,074	$2,355	(11.93)%

Per share data (basic and diluted)
Earnings	$.31	$.36	(13.89)%
Dividends	$.18	$.17	5.88

For the Nine Months Ended September 30, 2004	2004	2003	Change(%)
Net interest income	$20,923	$21,648	(3.35)%
Noninterest income	8,428	9,064	(7.02)
Total revenue	29,351	30,712	(4.43)
Provision for loan losses	1,349	2,125	(36.52)
Noninterest expense	19,018	18,611	2.19
Pretax income	8,984	9,976	(9.94)
Taxes	2,674	3,106	(13.91)
Net income	$6,310	$6,870	(8.15)%
Per share date (basic and diluted)
Earnings	$.95	$1.04	(8.65)%
Dividends	$.54	$.51	5.88

Year-to-date financial ratios	2004	2003	Change(%)
Annualized return on average assets	1.12%	1.25%	(10.40)%
Annualized return on average equity	12.22	13.52	(9.62)
Net interest margin	4.00	4.28	(6.54)
Efficiency ratio	64.41	59.46	8.32
Loan loss reserve to total loans	1.31	1.46	(10.27)
Balance sheet at September 30, 2004 and
December 31, 2003	2004	2003	Change(%)
Total assets	$770,794	$741,221	3.99%
Total net loans	558,707	526,581	6.10
Total deposits	602,391	581,344	3.62
Total borrowings	92,709	86,563	7.10
Nonperforming Loans	5,576	5,154	8.19
Nonperforming Assets	5,701	5,743	(.73)
Nonperforming Loans to Total Loans	.99%	.95%	4.21
Classified Loans excluding nonperforming loans	20,321	21,747	(6.56)